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EXHIBIT 99

KRAFT FOODS INC. and SUBSIDIARIES

Consolidated Financial Statements as of
December 31, 2003 and 2002 and for Each of the
Three Years in the Period Ended December 31, 2003

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of
    Kraft Foods Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Kraft Foods Inc. and its subsidiaries (the "Company") at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/  PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
January 23, 2004

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, at December 31,

(in millions of dollars)

	2003	2002
ASSETS
Cash and cash equivalents	$514	$215
Receivables (less allowances of $114 and $119)	3,369	3,116
Inventories:
Raw materials	1,375	1,372
Finished product	1,968	2,010

	3,343	3,382
Deferred income taxes	681	511
Other current assets	217	232

Total current assets	8,124	7,456
Property, plant and equipment, at cost:
Land and land improvements	407	387
Buildings and building equipment	3,422	3,153
Machinery and equipment	11,293	10,108
Construction in progress	683	802

	15,805	14,450
Less accumulated depreciation	5,650	4,891

	10,155	9,559
Goodwill	25,402	24,911
Other intangible assets, net	11,477	11,509
Prepaid pension assets	3,243	2,814
Other assets	884	851

TOTAL ASSETS	$59,285	$57,100

LIABILITIES
Short-term borrowings	$553	$220
Current portion of long-term debt	775	352
Due to Altria Group, Inc. and affiliates	543	895
Accounts payable	2,005	1,939
Accrued liabilities:
Marketing	1,500	1,474
Employment costs	699	610
Other	1,335	1,316
Income taxes	451	363

Total current liabilities	7,861	7,169
Long-term debt	11,591	10,416
Deferred income taxes	5,856	5,428
Accrued postretirement health care costs	1,894	1,889
Notes payable to Altria Group, Inc. and affiliates		2,560
Other liabilities	3,553	3,806

Total liabilities	30,755	31,268

Contingencies (Note 17)
SHAREHOLDERS' EQUITY
Class A common stock, no par value (555,000,000 shares issued in 2003 and 2002)
Class B common stock, no par value (1,180,000,000 shares issued and outstanding)
Additional paid-in capital	23,704	23,655
Earnings reinvested in the business	7,020	4,814
Accumulated other comprehensive losses (primarily currency translation adjustments)	(1,792)	(2,467)

	28,932	26,002
Less cost of repurchased stock (13,062,876 and 4,381,150 Class A shares)	(402)	(170)

Total shareholders' equity	28,530	25,832

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$59,285	$57,100

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of EARNINGS

for the years ended December 31,

(in millions of dollars, except per share data)

	2003	2002	2001
Net revenues	$31,010	$29,723	$29,234
Cost of sales	18,828	17,720	17,566

Gross profit	12,182	12,003	11,668
Marketing, administration and research costs	6,200	5,709	5,748
Integration costs and a loss on sale of a food factory	(13)	111	82
Asset impairment and exit costs	6	142
Gains on sales of businesses	(31)	(80)	(8)
Amortization of intangibles	9	7	962

Operating income	6,011	6,114	4,884
Interest and other debt expense, net	665	847	1,437

Earnings before income taxes and minority interest	5,346	5,267	3,447
Provision for income taxes	1,866	1,869	1,565

Earnings before minority interest	3,480	3,398	1,882
Minority interest in earnings, net	4	4

Net earnings	$3,476	$3,394	$1,882

Per share data:
Basic earnings per share	$2.01	$1.96	$1.17

Diluted earnings per share	$2.01	$1.96	$1.17

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of SHAREHOLDERS' EQUITY

(in millions of dollars, except per share data)

				Accumulated Other Comprehensive Earnings (Losses)
	Class A and B Common Stock
		Additional Paid-In Capital	Earnings Reinvested in the Business	Currency Translation Adjustments	Other	Total	Cost of Repurchased Stock	Total Shareholders' Equity
Balances, January 1, 2001	$—	$15,230	$992	$(2,138)	$(36)	$(2,174)	$—	$14,048
Comprehensive earnings:
Net earnings			1,882					1,882
Other comprehensive losses, net of income taxes:
Currency translation adjustments				(298)		(298)		(298)
Additional minimum pension liability					(78)	(78)		(78)
Change in fair value of derivatives accounted for as hedges					(18)	(18)		(18)

Total other comprehensive losses								(394)

Total comprehensive earnings								1,488

Sale of Class A common stock to public		8,425						8,425
Cash dividends declared ($0.26 per share)			(483)					(483)

Balances, December 31, 2001	—	23,655	2,391	(2,436)	(132)	(2,568)	—	23,478
Comprehensive earnings:
Net earnings			3,394					3,394
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				187		187		187
Additional minimum pension liability					(117)	(117)		(117)
Change in fair value of derivatives accounted for as hedges					31	31		31

Total other comprehensive earnings								101

Total comprehensive earnings								3,495

Cash dividends declared ($0.56 per share)			(971)					(971)
Class A common stock repurchased							(170)	(170)

Balances, December 31, 2002	—	23,655	4,814	(2,249)	(218)	(2,467)	(170)	25,832
Comprehensive earnings:
Net earnings			3,476					3,476
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				755		755		755
Additional minimum pension liability					(68)	(68)		(68)
Change in fair value of derivatives accounted for as hedges					(12)	(12)		(12)

Total other comprehensive earnings								675

Total comprehensive earnings								4,151

Exercise of stock options and issuance of other stock awards		49	(129)				148	68
Cash dividends declared ($0.66 per share)			(1,141)					(1,141)
Class A common stock repurchased							(380)	(380)

Balances, December 31, 2003	$—	$23,704	$7,020	$(1,494)	$(298)	$(1,792)	$(402)	$28,530

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of CASH FLOWS

for the years ended December 31,

(in millions of dollars)

	2003	2002	2001
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net earnings	$3,476	$3,394	$1,882
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	813	716	1,642
Deferred income tax provision	244	278	414
Gains on sales of businesses	(31)	(80)	(8)
Integration costs and a loss on sale of a food factory, net of cash paid	(26)	91	79
Asset impairment and exit costs, net of cash paid	6	128
Cash effects of changes, net of the effects from acquired and divested companies:
Receivables, net	(45)	116	23
Inventories	197	(220)	(107)
Accounts payable	(116)	(116)	(73)
Income taxes	(125)	277	74
Amounts due to Altria Group, Inc. and affiliates	169	(244)	138
Other working capital items	(167)	(330)	(290)
Change in pension assets and postretirement liabilities, net	(419)	(217)	(305)
Other	143	(73)	(141)

Net cash provided by operating activities	4,119	3,720	3,328

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,085)	(1,184)	(1,101)
Purchases of businesses, net of acquired cash	(98)	(122)	(194)
Proceeds from sales of businesses	96	219	21
Other	38	35	52

Net cash used in investing activities	(1,049)	(1,052)	(1,222)

See notes to consolidated financial statements.

Continued

KRAFT FOODS INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of CASH FLOWS (Continued)

for the years ended December 31,

(in millions of dollars)

	2003	2002	2001
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Net issuance (repayment) of short-term borrowings	819	(1,036)	2,505
Long-term debt proceeds	1,577	3,325	4,077
Long-term debt repaid	(491)	(609)	(705)
Repayment of notes payable to Altria Group, Inc. and affiliates	(2,757)	(3,850)	(16,350)
(Decrease) increase in amounts due to Altria Group, Inc. and affiliates	(525)	660	142
Repurchase of Class A common stock	(372)	(170)
Dividends paid	(1,089)	(936)	(225)
Net proceeds from sale of Class A common stock			8,425
Other	52

Net cash used in financing activities	(2,786)	(2,616)	(2,131)

Effect of exchange rate changes on cash and cash equivalents	15	1	(4)

Cash and cash equivalents:
Increase (decrease)	299	53	(29)
Balance at beginning of year	215	162	191

Balance at end of year	$514	$215	$162

Cash paid:
Interest	$642	$825	$1,433

Income taxes	$1,726	$1,368	$1,058

See notes to consolidated financial statements.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Background and Basis of Presentation:

Background:

        Kraft Foods Inc. ("Kraft") was incorporated in 2000 in the Commonwealth of Virginia. Kraft, through its subsidiaries (Kraft and its subsidiaries are hereinafter referred to as the "Company"), is engaged in the manufacture and sale of branded foods and beverages in the United States, Canada, Europe, Latin America, Asia Pacific and Middle East and Africa.

        Prior to June 13, 2001, the Company was a wholly-owned subsidiary of Altria Group, Inc. On June 13, 2001, the Company completed an initial public offering ("IPO") of 280,000,000 shares of its Class A common stock at a price of $31.00 per share. The IPO proceeds, net of the underwriting discount and expenses, of $8.4 billion were used to retire a portion of an $11.0 billion long-term note payable to Altria Group, Inc., incurred in connection with the acquisition of Nabisco Holdings Corp. ("Nabisco"). After the IPO, Altria Group, Inc. owned approximately 83.9% of the outstanding shares of the Company's capital stock through its ownership of 49.5% of the Company's Class A common stock and 100% of the Company's Class B common stock. The Company's Class A common stock has one vote per share, while the Company's Class B common stock has ten votes per share. At December 31, 2003, Altria Group, Inc. held 97.9% of the combined voting power of the Company's outstanding capital stock and owned approximately 84.6% of the outstanding shares of the Company's capital stock.

Basis of presentation:

        The consolidated financial statements include Kraft, as well as its wholly-owned and majority-owned subsidiaries. Investments in which the Company exercises significant influence (20% - 50% ownership interest) are accounted for under the equity method of accounting. Investments in which the Company has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for with the cost method of accounting. All intercompany transactions and balances between and among Kraft's subsidiaries have been eliminated. Transactions between any of the Company's businesses and Altria Group, Inc. and its affiliates are included in these financial statements.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions and income taxes. Actual results could differ from those estimates. The Company's operating subsidiaries report year-end results as of the Saturday closest to the end of each year.

        Certain prior years' amounts have been reclassified to conform with the current year's presentation, due primarily to the disclosure of more detailed information on the consolidated balance sheets and the consolidated statements of cash flows, as well as the transfer of Canadian Biscuits and Pet Snacks from the Biscuits, Snacks and Confectionery segment to the Cheese, Meals and Enhancers segment, which contains the Company's other Canadian businesses.

Note 2. Summary of Significant Accounting Policies:

Cash and cash equivalents:

        Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Depreciation, amortization and goodwill valuation:

        Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years and buildings and building improvements over periods up to 40 years.

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." As a result, the Company

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

stopped recording the amortization of goodwill as a charge to earnings as of January 1, 2002. Net earnings and diluted earnings per share ("EPS") would have been as follows had the provisions of the new standards been applied as of January 1, 2001:

For the Year Ended December 31, 2001
(in millions, except per share amounts)
Net earnings, as previously reported	$1,882
Adjustment for amortization of goodwill	955

Net earnings, as adjusted	$2,837

Diluted EPS, as previously reported	$1.17
Adjustment for amortization of goodwill	0.59

Diluted EPS, as adjusted	$1.76

        In addition, the Company is required to conduct an annual review of goodwill and intangible assets for potential impairment. Goodwill impairment testing requires a comparison between the carrying value and fair value of a reportable goodwill asset. If the carrying value exceeds the fair value, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows. Impairment testing for non-amortizable intangible assets requires a comparison between fair value and carrying value of the intangible asset. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. In 2003, the Company did not have to record a charge to earnings for an impairment of goodwill or other intangible assets as a result of its annual review.

        At December 31, 2003 and 2002, goodwill by reportable segment was as follows (in millions):

	2003	2002
Cheese, Meals and Enhancers	$8,834	$8,803
Biscuits, Snacks and Confectionery	8,963	9,015
Beverages, Desserts and Cereals	2,143	2,143
Oscar Mayer and Pizza	613	616

Total Kraft Foods North America	20,553	20,577

Europe, Middle East and Africa	4,562	4,082
Latin America and Asia Pacific	287	252

Total Kraft Foods International	4,849	4,334

Total goodwill	$25,402	$24,911

        Intangible assets at December 31, 2003 and 2002, were as follows (in millions):

	2003		2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizable intangible assets	$11,432		$11,485
Amortizable intangible assets	84	$39	54	$30

Total intangible assets	$11,516	$39	$11,539	$30

        Non-amortizable intangible assets are substantially comprised of brand names purchased through the Nabisco acquisition. Amortizable intangible assets consist primarily of certain trademark licenses and non-compete agreements. Pre-tax amortization expense for intangible assets was $9 million and $7 million for the years ended

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 and 2002, respectively. Amortization expense for each of the next five years is currently estimated to be $10 million or less.

        The movement in goodwill and intangible assets from December 31, 2002, is as follows:

	Goodwill	Intangible Assets
	(in millions)
Balance at December 31, 2002	$24,911	$11,539
Changes due to:
Acquisitions	49	30
Currency	520	(40)
Other	(78)	(13)

Balance at December 31, 2003	$25,402	$11,516

Environmental costs:

        The Company is subject to laws and regulations relating to the protection of the environment. The Company provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.

        While it is not possible to quantify with certainty the potential impact of actions regarding environmental remediation and compliance efforts that the Company may undertake in the future, in the opinion of management, environmental remediation and compliance costs, before taking into account any recoveries from third parties, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

Foreign currency translation:

        The Company translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of shareholders' equity. Transaction gains and losses are recorded in marketing, administration and research costs on the consolidated statements of earnings and were not significant for any of the periods presented.

Guarantees:

        Effective January 1, 2003, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 required the disclosure of certain guarantees existing at December 31, 2002. In addition, Interpretation No. 45 required the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, the Company has applied the recognition provisions of Interpretation No. 45 to guarantees initiated after December 31, 2002. Adoption of Interpretation No. 45 as of January 1, 2003 did not have a material impact on the Company's consolidated financial statements. See Note 17. Contingencies for a further discussion of guarantees.

Hedging instruments:

        Effective January 1, 2001, the Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," and its related amendments SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities." These standards require that all derivative financial instruments be recorded at fair value on the consolidated balance sheets as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statement of earnings in the periods in which operating results are affected by the hedged item. Cash flow hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows. As of January 1, 2001, the adoption of these new standards did not have a material effect on net earnings (less than $1 million) or accumulated other comprehensive losses (less than $1 million).

        Effective July 1, 2003, the Company adopted SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. The adoption of SFAS No. 149 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows. Collectively, SFAS No. 133, SFAS No. 138 and SFAS No. 149 are referred to as "SFAS No. 133."

Impairment of long-lived assets:

        The Company reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Income taxes:

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The accounts of the Company are included in the consolidated federal income tax return of Altria Group, Inc. Income taxes are generally computed on a separate company basis. To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot currently be utilized on a separate company basis, are utilized in Altria Group, Inc.'s consolidated federal income tax return, the benefit is recognized in the calculation of the Company's provision for income taxes. Based on the Company's current estimate, this benefit is calculated to be approximately $100 million, $240 million and $220 million for the years ended December 31, 2003, 2002 and 2001, respectively. The Company makes payments to, or is reimbursed by, Altria Group, Inc., for the tax effects resulting from its inclusion in Altria Group, Inc.'s consolidated federal income tax return. Significant judgment is required in determining income tax provisions and in evaluating tax positions. The Company and its subsidiaries establish additional provisions for income taxes when, despite the belief that their tax positions are fully supportable, there remain certain positions that are likely to be challenged and that may not be sustained on review by tax authorities. The Company and its subsidiaries adjust these additional accruals in light of changing facts and circumstances. The consolidated tax provision includes the impact of changes to accruals that we consider appropriate, as well as the related net interest.

Inventories:

        Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost a majority of domestic inventories. The cost of other inventories is principally determined by the average cost method.

Marketing costs:

        The Company promotes its products with advertising, consumer incentives and trade promotions. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Revenue recognition:

        The Company recognizes revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment of goods when title and risk of loss pass to customers. Shipping and handling costs are classified as part of cost of sales.

        Effective July 1, 2003, the Company adopted Emerging Issues Task Force ("EITF") Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables," which addresses certain aspects of a vendor's accounting for arrangements under which it will perform multiple revenue-generating activities. Specifically, EITF Issue No. 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. The adoption of EITF Issue No. 00-21 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Software costs:

        The Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment on the consolidated balance sheets and amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Stock-based compensation:

        The Company accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which did not result in compensation cost for stock options. The market value of restricted stock at date of grant is recorded as compensation expense over the period of restriction.

        At December 31, 2003, the Company had stock-based employee compensation plans, which are described more fully in Note 10. Stock Plans. The Company applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for stock options. No compensation expense for employee stock options is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the common stock on the date of the grant. Net earnings, as reported, includes pre-tax compensation expense related to restricted stock and rights to receive shares of stock of $57 million, $4 million and $39 million for the years ended December 31, 2003, 2002 and 2001, respectively. The following table illustrates the effect on net earnings and EPS if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the years ended December 31, 2003, 2002, and 2001 (in millions, except per share data):

	2003	2002	2001
Net earnings, as reported	$3,476	$3,394	$1,882
Deduct:
Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	12	78	97

Pro forma net earnings	$3,464	$3,316	$1,785

Earnings per share:
Basic—as reported	$2.01	$1.96	$1.17

Basic—pro forma	$2.01	$1.91	$1.11

Diluted—as reported	$2.01	$1.96	$1.17

Diluted—pro forma	$2.00	$1.91	$1.11

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

New accounting pronouncements:

        Several recent accounting pronouncements not previously discussed became effective during 2003. The adoption of these pronouncements did not have a material impact on the Company's consolidated financial position, results of operations or cash flows. The pronouncements were as follows:

  •
  SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity;"

  •
  EITF Issue No. 03-3, "Applicability of EITF Abstracts, Topic No. D-79, "Accounting for Retroactive Insurance Contracts Purchased by Entities Other Than Insurance Enterprises,' to Claims-Made Insurance Policies;"

  •
  EITF Issue No. 01-8, "Determining Whether an Arrangement Contains a Lease;"

  •
  SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities;" and

  •
  FASB Interpretation No. 46, "Consolidation of Variable Interest Entities."

Note 3. Related Party Transactions:

        Altria Group, Inc.'s subsidiary, Altria Corporate Services, Inc., provides the Company with various services, including planning, legal, treasury, accounting, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology and tax services. Billings for these services, which were based on the cost to Altria Corporate Services, Inc. to provide such services and a management fee, were $318 million, $327 million and $339 million for the years ended December 31, 2003, 2002 and 2001, respectively. These costs were paid to Altria Corporate Services, Inc. monthly. Although the cost of these services cannot be quantified on a stand-alone basis, management has assessed that the billings are reasonable based on the level of support provided by Altria Corporate Services, Inc., and that they reflect all services provided. The cost and nature of the services are reviewed annually by the Company's audit committee, which is comprised of independent directors. The effects of these transactions are included in operating cash flows in the Company's consolidated statements of cash flows.

        The Company had long-term notes payable to Altria Group, Inc. and its affiliates as follows:

	At December 31,
	2003	2002
	(in millions)
Notes payable in 2009, interest at 7.0%	$—	$1,150
Short-term due to Altria Group, Inc. and affiliates reclassified as long-term		1,410

	$—	$2,560

        During 2003, the Company repaid Altria Group, Inc. the remaining $1,150 million on the 7.0% note as well as the $1,410 million of short-term reclassified to long-term. In addition, at December 31, 2003 and 2002, the Company had short-term amounts payable to Altria Group, Inc. of $543 million and $895 million, respectively. Interest on these borrowings is based on the applicable London Interbank Offered Rate.

        The fair values of the Company's short-term amounts due to Altria Group, Inc. and affiliates approximate carrying amounts.

Note 4. Divestitures:

        During 2003, the Company sold a European rice business and a branded fresh cheese business in Italy. The aggregate proceeds received from sales of businesses were $96 million, on which the Company recorded pre-tax gains of $31 million.

        During 2002, the Company sold several small North American food businesses, some of which were previously classified as businesses held for sale. The net revenues and operating results of the businesses held for sale, which were not significant, were excluded from the Company's consolidated statements of earnings, and no gain or loss was recognized on these sales. In addition, the Company sold its Latin American yeast and industrial bakery ingredients business for approximately $110 million and recorded a pre-tax gain of $69 million. The aggregate proceeds received from sales of businesses were $219 million, on which the Company recorded pre-tax gains of $80 million.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        During 2001, the Company sold several small food businesses. The aggregate proceeds received in these transactions were $21 million, on which the Company recorded pre-tax gains of $8 million.

        The operating results of the businesses sold were not material to the Company's consolidated financial position, results of operations or cash flows in any of the periods presented.

Note 5. Acquisitions:

        During 2003, the Company acquired a biscuits business in Egypt and trademarks associated with a small U.S.-based natural foods business. The total cost of these and other smaller acquisitions was $98 million.

        During 2002, the Company acquired a snacks business in Turkey and a biscuits business in Australia. The total cost of these and other smaller acquisitions was $122 million.

        During 2001, the Company purchased coffee businesses in Romania, Morocco and Bulgaria and also acquired confectionery businesses in Russia and Poland. The total cost of these and other smaller acquisitions was $194 million.

        The effects of these acquisitions were not material to the Company's consolidated financial position, results of operations or cash flows in any of the periods presented.

Note 6. Inventories:

        The cost of approximately 39% and 43% of inventories in 2003 and 2002, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $155 million and $215 million higher than the current cost of inventories at December 31, 2003 and 2002, respectively.

Note 7. Short-Term Borrowings and Borrowing Arrangements:

        At December 31, 2003 and 2002, the Company had short-term borrowings of $2,453 million and $1,621 million, respectively, consisting principally of commercial paper borrowings with an average year-end interest rate of 1.4% and 1.3%, respectively. Of these amounts, the Company reclassified $1,900 million and $1,401 million, respectively, of the commercial paper borrowings to long-term debt based upon its intent and ability to refinance these borrowings on a long-term basis.

        The fair values of the Company's short-term borrowings at December 31, 2003 and 2002, based upon current market interest rates, approximate the amounts disclosed above.

        Following a $10.1 billion judgment on March 21, 2003 against Altria Group, Inc.'s domestic tobacco subsidiary, Philip Morris USA Inc., the three major credit rating agencies took a series of ratings actions resulting in the lowering of the Company's short-term and long-term debt ratings, despite the fact the Company is neither a party to, nor has exposure to this litigation. Moody's lowered the Company's short-term debt rating from "P-1" to "P-2" and its long-term debt rating from "A2" to "A3", with stable outlook. Standard & Poor's lowered the Company's short-term debt rating from "A-1" to "A-2" and its long-term debt rating from "A-" to "BBB+," with stable outlook. Fitch Rating Services lowered the Company's short-term debt rating from "F-1" to "F-2" and its long-term debt rating from "A" to "BBB+," with stable outlook. As a result of the credit rating agencies' actions, the Company temporarily lost access to the commercial paper market, and borrowing costs increased. None of the Company's debt agreements requires accelerated repayment in the event of a decrease in credit ratings.

        The Company maintains revolving credit facilities that have historically been used to support the issuance of commercial paper. At December 31, 2003, credit lines for the Company and the related activity were as follows (in billions of dollars):

Type	Credit Lines	Amount Drawn	Commercial Paper Outstanding
364-day (expires July 2004)	$2.5	$—	$0.3
Multi-year (expires July 2006)	2.0		1.9

	$4.5	$—	$2.2

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The Company's revolving credit facilities, which are for its sole use, require the maintenance of a minimum net worth of $18.2 billion. The Company met this covenant at December 31, 2003 and expects to continue to meet this covenant. The foregoing revolving credit facilities do not include any other financial tests, any credit rating triggers or any provisions that could require the posting of collateral.

        In addition to the above, certain international subsidiaries of the Company maintain uncommitted credit lines to meet the short-term working capital needs of the international businesses. These credit lines, which amounted to approximately $658 million as of December 31, 2003, are for the sole use of the Company's international businesses. Borrowings on these lines amounted to approximately $220 million at December 31, 2003 and 2002.

Note 8. Long-Term Debt:

        At December 31, 2003 and 2002, the Company's long-term debt consisted of the following:

	2003	2002
	(in millions)
Short-term borrowings, reclassified as long-term debt	$1,900	$1,401
Notes, 4.00% to 7.55% (average effective rate 5.37%), due through 2035	10,256	9,053
7.0% Debenture (effective rate 11.32%), $200 million face amount, due 2011	157	153
Foreign currency obligations	16	117
Other	37	44

	12,366	10,768
Less current portion of long-term debt	(775)	(352)

	$11,591	$10,416

        Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows (in millions):

2004	$775
2005	737
2006	1,257
2007	1,398
2008	702
2009-2013	4,502
Thereafter	1,139

        Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of the Company's long-term debt, including the current portion of long-term debt, was $12,873 million and $11,544 million at December 31, 2003 and 2002, respectively.

Note 9. Capital Stock:

        The Company's articles of incorporation authorize 3.0 billion shares of Class A common stock, 2.0 billion shares of Class B common stock and 500 million shares of preferred stock. On December 3, 2003, the Company completed a $500 million Class A common stock repurchase program, acquiring 15,308,458 Class A shares at an average price of $32.66 per share. On December 8, 2003, the Company commenced repurchasing shares under a new $700 million Class A common stock repurchase program. Through December 31, 2003, repurchases under the $700 million program were 1,583,600 shares at a cost of $50 million, or $31.57 per share.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Shares of Class A common stock issued, repurchased and outstanding were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balance at January 1, 2002	555,000,000	—	555,000,000
Repurchase of shares		(4,383,150)	(4,383,150)
Exercise of stock options		2,000	2,000

Balance at December 31, 2002	555,000,000	(4,381,150)	550,618,850
Repurchase of shares		(12,508,908)	(12,508,908)
Exercise of stock options and issuance of other stock awards		3,827,182	3,827,182

Balance at December 31, 2003	555,000,000	(13,062,876)	541,937,124

        In addition, 1.18 billion Class B common shares were issued and outstanding at December 31, 2003 and 2002. Altria Group, Inc. holds 276.6 million Class A common shares and all of the Class B common shares at December 31, 2003. There are no preferred shares issued and outstanding. Class A common shares are entitled to one vote each, while Class B common shares are entitled to ten votes each. Therefore, Altria Group, Inc. holds 97.9% of the combined voting power of the Company's outstanding capital stock at December 31, 2003. At December 31, 2003, 71,662,879 shares of common stock were reserved for stock options and other stock awards.

        Concurrent with the IPO, certain employees of Altria Group, Inc. and its subsidiaries received a one-time grant of options to purchase shares of the Company's Class A common stock held by Altria Group, Inc. at the IPO price of $31.00 per share. In order to completely satisfy this obligation, Altria Group, Inc. purchased 1.6 million shares of the Company's Class A common stock in open market transactions during 2002.

Note 10. Stock Plans:

        The Company's Board of Directors and shareholders approved the 2001 Kraft Performance Incentive Plan (the "Plan"), which was established concurrently with the IPO. Under the Plan, the Company may grant stock options, stock appreciation rights, restricted stock, reload options and other awards based on the Company's Class A common stock, as well as performance-based annual and long-term incentive awards. A maximum of 75 million shares of the Company's Class A common stock may be issued under the Plan. The Company's Board of Directors granted options for 21,029,777 shares of Class A common stock concurrent with the closing date of the IPO (June 13, 2001) at an exercise price equal to the IPO price of $31.00 per share. A portion of the shares granted (18,904,637) became exercisable on January 31, 2003, and will expire ten years from the date of the grant. The remainder of the shares granted (2,125,140) were scheduled to become exercisable based on total shareholder return for the Company's Class A common stock during the three years following the date of the grant, or were to become exercisable five years from the date of the grant. Based on total shareholder return, one-third of these shares became exercisable in June 2002 and one-third will become exercisable in June 2006. The remaining one-third could become exercisable in June 2004 or in June 2006, depending on shareholder return. These options will also expire ten years from the date of the grant. Shares available to be granted under the Plan at December 31, 2003, were 51,317,940.

        The Company's Board of Directors and shareholders also approved the Kraft Director Plan. Under the Kraft Director Plan, awards are granted only to members of the Board of Directors who are not full-time employees of the Company or Altria Group, Inc., or their subsidiaries. Up to 500,000 shares of Class A common stock may be awarded under the Kraft Director Plan. Shares available to be granted under the Kraft Director Plan at December 31, 2003, were 470,705.

        The Company applies the intrinsic value-based methodology in accounting for the various stock plans. Accordingly, no compensation expense has been recognized other than for restricted stock awards.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Stock option activity was as follows for the years ended December 31, 2001, 2002 and 2003:

	Shares Subject to Option	Weighted Average Exercise Price	Options Exercisable
Balance at January 1, 2001	—	$—	—
Options granted	21,038,722	31.00
Options canceled	(268,420)	31.00

Balance at December 31, 2001	20,770,302	31.00	—
Options granted	14,030	37.10
Options exercised	(2,000)	31.00
Options canceled	(1,490,660)	31.00

Balance at December 31, 2002	19,291,672	31.00	696,615
Options exercised	(346,868)	31.00
Options canceled	(663,027)	31.00

Balance at December 31, 2003	18,281,777	31.00	17,032,740

        The following table summarizes the status of the Company's stock options outstanding and exercisable as of December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$30.54 - $39.51	18,281,777	7 years	$31.00	17,032,740	$31.00

        Prior to the IPO, certain employees of the Company participated in Altria Group, Inc.'s stock compensation plans. Altria Group, Inc. does not intend to issue additional Altria Group, Inc. stock compensation to the Company's employees, except for reloads of previously issued options. Altria Group, Inc. accounts for its plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which did not result in compensation cost for stock options.

        The Company's employees held options to purchase the following number of shares of Altria Group, Inc. stock: 39,241,651 shares at an average exercise price of $37.25 per share at December 31, 2003; 46,615,162 shares at an average exercise price of $35.78 per share at December 31, 2002; and 57,349,595 shares at an average exercise price of $34.66 per share at December 31, 2001. Of these amounts, the following were exercisable at each date: 39,025,325 at an average exercise price of $37.19 per share at December 31, 2003; 46,231,629 at an average exercise price of $35.69 per share at December 31, 2002; and 44,930,609 at an average exercise price of $31.95 per share at December 31, 2001.

        Had compensation cost for stock option awards under the Kraft plans and Altria Group, Inc. plans been determined by using the fair value at the grant date, the Company's net earnings and basic and diluted EPS would have been $3,464 million, $2.01 and $2.00, respectively, for the year ended December 31, 2003; $3,316 million, $1.91 and $1.91, respectively, for the year ended December 31, 2002; and $1,785 million, $1.11 and $1.11,

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

respectively, for the year ended December 31, 2001. The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions:

	Risk-Free Interest Rate	Weighted Average Expected Life	Expected Volatility	Expected Dividend Yield	Fair Value at Grant Date
2003 Altria Group, Inc.	2.68%	4 years	37.61%	6.04%	$8.76
2002 Kraft	4.27	5	28.72	1.41	10.65
2002 Altria Group, Inc.	3.44	5	33.57	4.96	10.02
2001 Kraft	4.81	5	29.70	1.68	9.13
2001 Altria Group, Inc.	4.86	5	33.88	4.78	10.36

        During the first quarter of 2003, the Company granted shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. During the first quarter of 2003, the Company granted approximately 3.7 million restricted Class A shares to eligible U.S.-based employees and also issued to eligible non-U.S. employees rights to receive approximately 1.6 million Class A equivalent shares. Restrictions on the stock and rights lapse in the first quarter of 2006. The market value per restricted share or right was $36.56 on the date of grant.

        The fair value of the shares of restricted stock and rights to receive shares of stock at the date of grant is amortized to expense ratably over the restriction period. The Company recorded compensation expense related to the restricted stock and rights of $57 million for the year ended December 31, 2003. The unamortized portion, which is reported on the consolidated balance sheets as a reduction of earnings reinvested in the business, was $129 million at December 31, 2003.

        In addition, certain of the Company's employees held shares of Altria Group, Inc. restricted stock and rights to receive shares of stock, giving these employees in most instances all of the rights of shareholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. These shares and rights are subject to forfeiture if certain employment conditions are not met. During 2001, Altria Group, Inc. granted to certain of the Company's U.S. employees restricted stock of 279,120 shares and to certain of the Company's non-U.S. employees rights to receive 31,310 equivalent shares. At December 31, 2003, there were no restrictions on the stock. The fair value of the restricted shares and rights at the date of grant was amortized to expense ratably over the restriction period through a charge from Altria Group, Inc. In 2002 and 2001, the Company recorded compensation expense related to these stock awards of $4 million and $39 million, respectively.

Note 11. Earnings Per Share:

        Basic and diluted EPS were calculated using the following for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
	(in millions)
Net earnings	$3,476	$3,394	$1,882

Weighted average shares for basic EPS	1,727	1,734	1,610
Plus incremental shares from assumed conversions:
Restricted stock and stock rights	1
Stock options		2

Weighted average shares for diluted EPS	1,728	1,736	1,610

        For the 2003 computation, 18 million Class A common stock options were excluded from the calculation of weighted average shares for diluted EPS because their effects were antidilutive.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Pre-tax Earnings and Provision for Income Taxes:

        Pre-tax earnings and provision for income taxes consisted of the following for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
	(in millions)
Pre-tax earnings:
United States	$3,713	$3,692	$2,282
Outside United States	1,633	1,575	1,165

Total pre-tax earnings	$5,346	$5,267	$3,447

Provision for income taxes:
United States federal:
Current	$1,011	$825	$594
Deferred	153	265	299

	1,164	1,090	893
State and local	151	138	112

Total United States	1,315	1,228	1,005

Outside United States:
Current	460	628	445
Deferred	91	13	115

Total outside United States	551	641	560

Total provision for income taxes	$1,866	$1,869	$1,565

        At December 31, 2003, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $3.3 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. It is not practical to estimate the amount of additional taxes that might be payable on such undistributed earnings.

        The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	1.8	1.7	2.0
Goodwill amortization			9.4
Other (including reversal of taxes no longer required)	(1.9)	(1.2)	(1.0)

Effective tax rate	34.9%	35.5%	45.4%

        Rate differences from foreign operations, which are included in other, above, reduced the Company's effective tax rate by 0.8% in 2003 and 0.4% in 2001. Rate differences from foreign operations had no impact in 2002.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2003 and 2002:

	2003	2002
	(in millions)
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$809	$759
Other	392	519

Total deferred income tax assets	1,201	1,278

Deferred income tax liabilities:
Trade names	(3,839)	(3,839)
Property, plant and equipment	(1,636)	(1,515)
Prepaid pension costs	(901)	(841)

Total deferred income tax liabilities	(6,376)	(6,195)

Net deferred income tax liabilities	$(5,175)	$(4,917)

Note 13. Segment Reporting:

        The Company manufactures and markets packaged retail food products, consisting principally of beverages, cheese, snacks, convenient meals and various packaged grocery products through Kraft Foods North America, Inc. ("KFNA") and Kraft Foods International, Inc. ("KFI"). Reportable segments for KFNA are organized and managed principally by product category. KFNA's segments are Cheese, Meals and Enhancers; Biscuits, Snacks and Confectionery; Beverages, Desserts and Cereals; and Oscar Mayer and Pizza. KFNA's food service business within the United States and its businesses in Canada and Mexico are reported through the Cheese, Meals and Enhancers segment. KFI's operations are organized and managed by geographic location. KFI's segments are Europe, Middle East and Africa; and Latin America and Asia Pacific.

        The Company's management uses operating companies income, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Interest and other debt expense, net, and provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are not included in the measure of segment profitability reviewed by management. The Company's assets, which are principally in the United States and Europe, are managed geographically. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

        During the first quarter of 2003, the Company transferred management responsibility of its Canadian Biscuits and Pet Snacks operations from the Biscuits, Snacks and Confectionery segment to the Cheese, Meals and Enhancers segment, which contains the Company's other Canadian businesses. Accordingly, all prior period amounts have been reclassified to reflect the transfer. During January 2004, the Company announced a new global organizational structure, which will result in new segments for financial reporting purposes. Beginning in 2004, the Company's new segments will be U.S. Beverages & Grocery; U.S. Snacks; U.S. Cheese, Canada & North America Foodservice; U.S. Convenient Meals; Europe, Middle East & Africa; and Latin America & Asia Pacific.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Segment data were as follows:

	For the Years Ended December 31,
	2003	2002	2001
	(in millions)
Net revenues:
Cheese, Meals and Enhancers	$9,439	$9,172	$9,014
Biscuits, Snacks and Confectionery	4,801	4,887	4,789
Beverages, Desserts and Cereals	4,567	4,412	4,237
Oscar Mayer and Pizza	3,100	3,014	2,930

Total Kraft Foods North America	21,907	21,485	20,970

Europe, Middle East and Africa	7,045	6,203	5,936
Latin America and Asia Pacific	2,058	2,035	2,328

Total Kraft Foods International	9,103	8,238	8,264

Net revenues	$31,010	$29,723	$29,234

Earnings before income taxes and minority interest:
Operating companies income:
Kraft Foods North America:
Cheese, Meals and Enhancers	$2,230	$2,210	$2,132
Biscuits, Snacks and Confectionery	887	1,051	933
Beverages, Desserts and Cereals	1,247	1,136	1,192
Oscar Mayer and Pizza	556	556	539
Kraft Foods International:
Europe, Middle East and Africa	1,012	962	861
Latin America and Asia Pacific	270	368	378
Amortization of intangibles	(9)	(7)	(962)
General corporate expenses	(182)	(162)	(189)

Operating income	6,011	6,114	4,884
Interest and other debt expense, net	(665)	(847)	(1,437)

Earnings before income taxes and minority interest	$5,346	$5,267	$3,447

        The Company's largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for approximately 12%, 12% and 11% of consolidated net revenues for 2003, 2002 and 2001, respectively. These net revenues occurred primarily in the United States and were across all segments.

        As previously noted, the Company's international operations are managed by geographic location. Within its two geographic regions, KFI's brand portfolio spans five core consumer sectors. Net revenues by consumer sector for KFI were as follows:

	For the Years Ended December 31,
Consumer Sector
	2003	2002	2001
	(in millions)
Snacks	$3,622	$3,179	$3,077
Beverages	3,124	2,832	2,900
Cheese	1,302	1,202	1,208
Grocery	741	752	826
Convenient Meals	314	273	253

Total	$9,103	$8,238	$8,264

        Items affecting the comparability of the Company's results were as follows:

  •
  Integration Costs and a Loss on Sale of a Food Factory—During 2003, the Company reversed $13 million related to the previously recorded integration charges. During 2002, the Company recorded pre-tax

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  integration related charges of $115 million to consolidate production lines in North America, close a Kraft facility and for other consolidation programs. In addition, during 2002, the Company reversed $4 million related to the loss on sale of a food factory. During 2001, the Company recorded pre-tax charges of $53 million for site reconfigurations and other consolidation programs in the United States. In addition, the Company recorded a pre-tax charge of $29 million to close a North American food factory. These items were included in the operating companies income of the following segments:

	For the Years Ended December 31,
	2003	2002	2001
	(in millions)
Cheese, Meals and Enhancers	$(10)	$30	$63
Biscuits, Snacks and Confectionery		1	2
Beverages, Desserts and Cereals	(3)	56	12
Oscar Mayer and Pizza		7	5
Latin America and Asia Pacific		17

Integration costs and a loss on sale of a food factory	$(13)	$111	$82

  •
  Asset Impairment and Exit Costs—During 2003, the Company recorded a pre-tax charge of $6 million for asset impairment and exit costs related to the closure of a Nordic snacks plant. During 2002, the Company recorded a pre-tax charge of $142 million related to employee acceptances under a voluntary retirement program. Approximately 700 employees elected to retire or terminate employment under the program. These charges were included in the operating companies income of the following segments for the years ended December 31, 2003 and 2002:

	2003	2002
	(in millions)
Cheese, Meals and Enhancers		$60
Biscuits, Snacks and Confectionery		3
Beverages, Desserts and Cereals		47
Oscar Mayer and Pizza		25
Europe, Middle East and Africa	$6	5
Latin America and Asia Pacific		2

Asset impairment and exit costs	$6	$142

  •
  Gains on Sales of Businesses—During 2003, the Company sold a European rice business and a branded fresh cheese business in Italy for aggregate pre-tax gains of $31 million. These pre-tax gains were included in the operating companies income of the Europe, Middle East and Africa segment. During 2002, the Company sold its Latin American yeast and industrial bakery ingredients business, resulting in a pre-tax gain of $69 million, and several small food businesses, resulting in pre-tax gains of $11 million. Theses pre-tax gains were included in the operating companies income of the following segments: Biscuits, Snacks and Confectionery, $8 million; and Latin America and Asia Pacific, $72 million.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        See Notes 4 and 5, respectively, regarding divestitures and acquisitions.

	For the Years Ended December 31,
	2003	2002	2001
	(in millions)
Depreciation expense:
Cheese, Meals and Enhancers	$206	$193	$180
Biscuits, Snacks and Confectionery	150	140	135
Beverages, Desserts and Cereals	124	115	113
Oscar Mayer and Pizza	62	58	55

Total Kraft Foods North America	542	506	483

Europe, Middle East and Africa	223	167	158
Latin America and Asia Pacific	39	36	39

Total Kraft Foods International	262	203	197

Total depreciation expense	$804	$709	$680

	For the Years Ended December 31,
	2003	2002	2001
	(in millions)
Capital expenditures:
Cheese, Meals and Enhancers	$226	$268	$266
Biscuits, Snacks and Confectionery	193	213	162
Beverages, Desserts and Cereals	184	194	202
Oscar Mayer and Pizza	110	133	131

Total Kraft Foods North America	713	808	761

Europe, Middle East and Africa	276	265	231
Latin America and Asia Pacific	96	111	109

Total Kraft Foods International	372	376	340

Total capital expenditures	$1,085	$1,184	$1,101

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Geographic data for net revenues, total assets and long-lived assets (which consist of all non-current assets, other than goodwill, other intangible assets, net and prepaid pension assets) were as follows:

	For the Years Ended December 31,
	2003	2002	2001
	(in millions)
Net revenues:
United States	$19,545	$19,395	$19,193
Europe	6,752	5,908	5,667
Other	4,713	4,420	4,374

Total net revenues	$31,010	$29,723	$29,234

Total assets:
United States	$44,674	$44,406	$44,420
Europe	10,114	8,738	7,362
Other	4,497	3,956	4,016

Total assets	$59,285	$57,100	$55,798

Long-lived assets:
United States	$6,451	$6,382	$6,360
Europe	2,757	2,432	2,132
Other	1,831	1,596	1,668

Total long-lived assets	$11,039	$10,410	$10,160

Note 14. Benefit Plans:

        In December 2003, the FASB issued a revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." In 2003, the Company adopted the revised disclosure requirements of this pronouncement, except for certain disclosures about non-U.S. plans and estimated future benefit payments which are not required until 2004.

        The Company sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of the Company's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, the Company's U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

        The plan assets and benefit obligations of the Company's U.S. pension plans are measured at December 31 of each year.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Pension Plans

  Obligations and Funded Status

        The benefit obligations, plan assets and funded status of the Company's pension plans at December 31, 2003 and 2002, were as follows:

	U.S. Plans		Non-U.S. Plans
	2003	2002	2003	2002
	(in millions)
Benefit obligation at January 1	$5,245	$4,964	$2,317	$2,021
Service cost	135	120	58	49
Interest cost	338	339	136	120
Benefits paid	(398)	(624)	(132)	(115)
Settlements	29	127
Actuarial losses	199	367	124	85
Currency			392	144
Other	(2)	(48)	15	13

Benefit obligation at December 31	5,546	5,245	2,910	2,317

Fair value of plan assets at January 1	4,965	6,359	1,337	1,329
Actual return on plan assets	1,038	(803)	204	(56)
Contributions	219	26	209	81
Benefits paid	(414)	(636)	(100)	(87)
Currency			216	70
Actuarial (losses) gains	(6)	19

Fair value of plan assets at December 31	5,802	4,965	1,866	1,337

Funded status (plan assets in excess of (less than) benefit obligations) at December 31	256	(280)	(1,044)	(980)
Unrecognized actuarial losses	2,292	2,558	848	682
Unrecognized prior service cost	23	13	55	50
Additional minimum liability	(85)	(71)	(367)	(288)
Unrecognized net transition obligation			7	7

Net prepaid pension asset (liability) recognized	$2,486	$2,220	$(501)	$(529)

        The combined U.S. and non-U.S. pension plans resulted in a net prepaid pension asset of $1,985 million and $1,691 million at December 31, 2003 and 2002, respectively. These amounts were recognized in the Company's consolidated balance sheets at December 31, 2003 and 2002, as prepaid pension assets of $3,243 million and $2,814 million, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations, and as other liabilities of $1,258 million and $1,123 million, respectively, for plans in which the accumulated benefit obligations exceeded their plan assets.

        For U.S. and non-U.S. pension plans, the change in the additional minimum liability in 2003 and 2002 was as follows:

	U.S. Plans		Non-U.S. Plans
	2003	2002	2003	2002
	(in millions)
Increase in minimum liability included in other comprehensive earnings (losses), net of tax	$(9)	$(22)	$(59)	$(95)

        The combined accumulated benefit obligation for the U.S. pension plans was $4,898 million and $4,562 million at December 31, 2003 and 2002, respectively.

        At December 31, 2003 and 2002, certain of the Company's U.S. pension plans were underfunded, with projected benefit obligations, accumulated benefit obligations and the fair value of plan assets of $261 million,

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

$208 million and $14 million, respectively, in 2003, and $269 million, $217 million and $45 million, respectively, in 2002. The majority of these relate to plans for salaried employees that cannot be funded under IRS regulations. For certain non-U.S. plans, which have accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $1,648 million, $1,532 million and $588 million, respectively, as of December 31, 2003, and $1,375 million, $1,250 million and $424 million, respectively, as of December 31, 2002.

        The following weighted-average assumptions were used to determine the Company's benefit obligations under the plans at December 31:

	U.S. Plans		Non-U.S. Plans
	2003	2002	2003	2002
Discount rate	6.25%	6.50%	5.41%	5.56%
Rate of compensation increase	4.00	4.00	3.11	3.12

  Components of Net Periodic Benefit Cost

        Net periodic pension (income) cost consisted of the following for the years ended December 31, 2003, 2002 and 2001:

	U.S. Plans			Non-U.S. Plans
	2003	2002	2001	2003	2002	2001
	(in millions)
Service cost	$135	$120	$107	$58	$49	$45
Interest cost	338	339	339	136	120	112
Expected return on plan assets	(587)	(631)	(648)	(146)	(134)	(126)
Amortization:
Unrecognized net loss (gain) from experience differences	15	8	(21)	18	5	(1)
Prior service cost	2	1	8	8	7	5
Other expense (income)	51	130	(12)

Net pension (income) cost	$(46)	$(33)	$(227)	$74	$47	$35

        Retiring employees elected lump-sum payments, resulting in settlement losses of $51 million and $21 million in 2003 and 2002, respectively, and settlement gains of $12 million in 2001. In addition, during 2002, certain salaried employees in the United States left the Company under a voluntary early retirement program instituted in 2001. This resulted in special termination benefits and curtailment and settlement losses of $109 million in 2002.

        The following weighted-average assumptions were used to determine the Company's net pension cost for the year ended December 31:

	U.S. Plans			Non-U.S. Plans
	2003	2002	2001	2003	2002	2001
Discount rate	6.50%	7.00%	7.75%	5.56%	5.80%	5.88%
Expected rate of return on plan assets	9.00	9.00	9.00	8.41	8.49	8.51
Rate of compensation increase	4.00	4.50	4.50	3.12	3.36	3.55

        The Company's expected rate of return on plan assets is determined by the plan assets' historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

        Kraft and certain of its subsidiaries sponsor employee savings plans, to which the Company contributes. These plans cover certain salaried, non-union and union employees. The Company's contributions and costs are determined by the matching of employee contributions, as defined by the plans. Amounts charged to expense for defined contribution plans totaled $84 million, $64 million and $63 million in 2003, 2002 and 2001, respectively.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Plan Assets

        The Company's U.S. pension plan asset allocation at December 31, 2003 and 2002, was as follows:

	Percentage of Fair Value of Plan Assets at December 31
U.S. Plans Asset Category
	2003	2002
Equity securities	70%	63%
Debt securities	26	32
Real estate	1	1
Other	3	4

Total	100%	100%

        The Company's investment strategy is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the composition of the Company's plan assets is broadly characterized as a 70%/30% allocation between equity and debt securities. The strategy utilizes indexed U.S. equity securities and actively managed investment grade debt securities (which constitute 80% or more of debt securities) with lesser allocations to high yield and international debt securities.

        The Company attempts to mitigate investment risk by rebalancing between equity and debt asset classes as the Company's contributions and monthly benefit payments are made.

        The Company presently plans to make contributions, to the extent that they are tax deductible, in order to maintain plan assets in excess of the accumulated benefit obligation of its funded U.S. plans. Currently, the Company anticipates making contributions of approximately $70 million in 2004, based on current tax law. However, this estimate is subject to change as a result of current tax proposals before Congress, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets.

Postretirement Benefit Plans

        Net postretirement health care costs consisted of the following for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
	(in millions)
Service cost	$41	$32	$34
Interest cost	173	168	168
Amortization:
Unrecognized net loss from experience differences	40	21	5
Unrecognized prior service cost	(25)	(20)	(8)
Other expense		16

Net postretirement health care costs	$229	$217	$199

        During 2002, certain salaried employees in the United States left the Company under a voluntary early retirement program instituted in 2001. This resulted in curtailment losses of $16 million in 2002, which are included in other expense above.

        In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act establishes a prescription drug benefit under Medicare, known as "Medicare Part D," and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

        In January 2004, the FASB issued FASB Staff Position No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-1"). The Company has elected to defer accounting for the effects of the Act, as permitted by FSP 106-1. Therefore, in accordance with FSP 106-1, the Company's accumulated postretirement benefit obligation and net postretirement health care costs included in the consolidated financial statements and accompanying notes do not reflect the effects of the Act on the plans. Specific authoritative guidance on the accounting for the federal subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following weighted-average assumptions were used to determine the Company's net postretirement cost for the years ended December 31:

	U.S. Plans			Canadian Plans
	2003	2002	2001	2003	2002	2001
Discount rate	6.50%	7.00%	7.75%	6.75%	6.75%	7.00%
Health care cost trend rate	8.00	6.20	6.80	7.00	8.00	9.00

        The Company's postretirement health care plans are not funded. The changes in the accumulated benefit obligation and net amount accrued at December 31, 2003 and 2002, were as follows:

	2003	2002
	(in millions)
Accumulated postretirement benefit obligation at January 1	$2,712	$2,436
Service cost	41	32
Interest cost	173	168
Benefits paid	(189)	(199)
Curtailments		21
Plan amendments	(28)	(164)
Currency	18
Assumption changes	174	193
Actuarial losses	54	225

Accumulated postretirement benefit obligation at December 31	2,955	2,712
Unrecognized actuarial losses	(1,064)	(848)
Unrecognized prior service cost	202	197

Accrued postretirement health care costs	$2,093	$2,061

        The current portion of the Company's accrued postretirement health care costs of $199 million and $172 million at December 31, 2003 and 2002, respectively, are included in other accrued liabilities on the consolidated balance sheets.

        The following weighted-average assumptions were used to determine the Company's postretirement benefit obligations at December 31:

	U.S. Plans		Canadian Plans
	2003	2002	2003	2002
Discount rate	6.25%	6.50%	6.50%	6.75%
Health care cost trend rate assumed for next year	10.00	8.00	8.00	7.00
Ultimate trend rate	5.00	5.00	5.00	4.00
Year that the rate reaches the ultimate trend rate	2006	2006	2010	2006

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2003:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of service and interest cost	14.0%	(11.2)%
Effect on postretirement benefit obligation	10.2	(8.5)

Postemployment Benefit Plans

        Kraft and certain of its affiliates sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working lives of the covered

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

employees. Net postemployment costs consisted of the following for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
	(in millions)
Service cost	$10	$19	$20
Amortization of unrecognized net gains	(5)	(7)	(8)
Other expense	1	23

Net postemployment costs	$6	$35	$12

        During 2002, certain salaried employees in the United States left the Company under voluntary early retirement and integration programs. These programs resulted in incremental postemployment costs of $23 million, which are included in other expense above.

        The Company's postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 2003 and 2002, were as follows:

	2003	2002
	(in millions)
Accumulated benefit obligation at January 1	$295	$520
Service cost	10	19
Benefits paid	(106)	(141)
Actuarial (gains) losses	42	(103)

Accumulated benefit obligation at December 31	241	295
Unrecognized experience gains	56	112

Accrued postemployment costs	$297	$407

        The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.3% in 2003 and 2002, assumed compensation cost increases of 4.0% in 2003 and 2002, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Note 15. Additional Information:

	For the Years Ended December 31,
	2003	2002	2001
	(in millions)
Research and development expense	$380	$360	$358

Advertising expense	$1,176	$1,145	$1,190

Interest and other debt expense, net:
Interest expense, Altria Group, Inc. and affiliates	$31	$243	$1,103
Interest expense, external debt	647	611	349
Interest income	(13)	(7)	(15)

	$665	$847	$1,437

Rent expense	$452	$437	$372

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2003, were as follows (in millions):

2004	$307
2005	227
2006	170
2007	134
2008	113
Thereafter	236

$1,187

Note 16. Financial Instruments:

Derivative financial instruments

        The Company operates globally, with manufacturing and sales facilities in various locations around the world, and utilizes certain financial instruments to manage its foreign currency and commodity exposures, which primarily relate to forecasted transactions. Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices by creating offsetting exposures. The Company is not a party to leveraged derivatives and, by policy, does not use financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. The Company formally documents the nature of and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it was deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently.

        The Company uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in foreign currency exchange rates from third-party and intercompany forecasted transactions. Substantially all of the Company's derivative financial instruments are effective as hedges. The fair value of all derivative financial instruments has been calculated based on market quotes. The primary currencies to which the Company is exposed, based on the size and location of its businesses, include the euro, Swiss franc, British pound and Canadian dollar. At December 31, 2003 and 2002, the Company had option and forward foreign exchange contracts with aggregate notional amounts of $2,486 million and $575 million, respectively, which are comprised of contracts for the purchase and sale of foreign currencies. The effective portion of unrealized gains and losses associated with forward contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on the Company's consolidated statement of earnings.

        The Company is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by the Company's businesses. Accordingly, the Company uses commodity forward contracts as cash flow hedges, primarily for coffee, cocoa, milk and cheese. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar and soybean oil. In general, commodity forward contracts qualify for the normal purchase exception under SFAS No. 133 and are, therefore, not subject to the provisions of SFAS No. 133. At December 31, 2003 and 2002, the Company had net long commodity positions of $255 million and $544 million, respectively. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2003 and 2002. The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales in the Company's consolidated statement of earnings when the related inventory is sold.

        Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity. Transfers of these gains or losses from accumulated other comprehensive earnings (losses) to earnings are offset by corresponding gains or losses on the underlying hedged items. During the year

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

ended December 31, 2003, ineffectiveness related to cash flow hedges was a gain of $13 million, which was recorded in cost of sales on the consolidated statement of earnings. Ineffectiveness related to cash flow hedges during the year ended December 31, 2002 was not material. At December 31, 2003, the Company was hedging forecasted transactions for periods not exceeding twelve months and expects substantially all amounts reported in accumulated other comprehensive earnings (losses) to be reclassified to the consolidated statement of earnings within the next twelve months.

        Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2003, 2002 and 2001, as follows (in millions):

	2003	2002	2001
Gain (loss) as of January 1	$13	$(18)	$—
Derivative (gains) losses transferred to earnings	(17)	21	15
Change in fair value	5	10	(33)

Gain (loss) at December 31	$1	$13	$(18)

Credit exposure and credit risk

        The Company is exposed to credit loss in the event of nonperformance by counterparties. However, the Company does not anticipate nonperformance, and such exposure was not material at December 31, 2003.

Fair value

        The aggregate fair value, based on market quotes, of the Company's third-party debt at December 31, 2003, was $13,426 million as compared with its carrying value of $12,919 million. The aggregate fair value of the Company's third-party debt at December 31, 2002, was $11,764 million as compared with its carrying value of $10,988 million. Based on interest rates available to the Company for issuances of debt with similar terms and remaining maturities, the aggregate fair value and carrying value of the Company's long-term notes payable to Altria Group, Inc. and its affiliates were $2,764 million and $2,560 million, respectively, at December 31, 2002.

        See Notes 3, 7 and 8 for additional disclosures of fair value for short-term borrowings and long-term debt.

Note 17. Contingencies:

        The Company and its subsidiaries are parties to a variety of legal proceedings arising out of the normal course of business, including a few cases in which substantial amounts of damages are sought. While the results of litigation cannot be predicted with certainty, management believes that the final outcome of these proceedings will not have a material adverse effect on the Company's consolidated financial position or results of operations.

Guarantees

        At December 31, 2003, the Company's third-party guarantees, which are primarily derived from acquisition and divestiture activities, approximated $38 million. Substantially all of these guarantees expire through 2014, with $13 million expiring during 2004. The Company is required to perform under these guarantees in the event that a third party fails to make contractual payments or achieve performance measures. The Company has a liability of $26 million on its consolidated balance sheet at December 31, 2003, relating to these guarantees.

Note 18. Subsequent Event:

        In January 2004, the Company announced a three-year restructuring program with the objective to leverage the Company's global scale, realign and lower the cost structure and optimize system-wide capacity utilization. As part of this program, the Company anticipates the closing of up to twenty plants and the elimination of approximately six thousand positions. Over the next three years, the Company expects to incur up to $1.2 billion in pre-tax charges, reflecting asset disposals, severance and other implementation costs, including an estimated range of $750 to $800 million in 2004. Approximately one-half of the pre-tax charges are expected to require cash payments.

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Quarterly Financial Data (Unaudited):

	2003 Quarters
	First	Second	Third	Fourth
	(in millions, except per share data)
Net revenues	$7,359	$7,841	$7,480	$8,330

Gross profit	$3,010	$3,146	$2,921	$3,105

Net earnings	$848	$949	$810	$869

Weighted average shares for diluted EPS	1,730	1,728	1,728	1,723

Per share data:
Basic EPS	$0.49	$0.55	$0.47	$0.50

Diluted EPS	$0.49	$0.55	$0.47	$0.50

Dividends declared	$0.15	$0.15	$0.18	$0.18

Market price—high	$39.40	$33.96	$32.79	$32.50

—low	$26.35	$27.76	$27.60	$28.50

	2002 Quarters
	First	Second	Third	Fourth
	(in millions, except per share data)
Net revenues	$7,147	$7,513	$7,216	$7,847

Gross profit	$2,864	$3,127	$2,971	$3,041

Net earnings	$693	$901	$869	$931

Weighted average shares for diluted EPS	1,737	1,738	1,737	1,734

Per share data:
Basic EPS	$0.40	$0.52	$0.50	$0.54

Diluted EPS	$0.40	$0.52	$0.50	$0.54

Dividends declared	$0.13	$0.13	$0.15	$0.15

Market price—high	$39.70	$43.95	$41.70	$41.30

—low	$32.50	$38.32	$33.87	$36.12

KRAFT FOODS INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        During 2003 and 2002, the Company recorded the following pre-tax charges or (gains):

	2003 Quarters
	First	Second	Third	Fourth
	(in millions)
Asset impairment and exit costs			$6
Integration costs				$(13)
Gains on sales of businesses			(23)	(8)

	$—	$—	$(17)	$(21)

	2002 Quarters
	First	Second	Third	Fourth
	(in millions)
Asset impairment and exit costs	$142
Integration costs and a loss on sale of a food factory	27	$92		$(8)
Gains on sales of businesses		(3)		(77)

	$169	$89	$—	$(85)

QuickLinks

Consolidated Financial Statements as of December 31, 2003 and 2002 and for Each of the Three Years in the Period Ended December 31, 2003
REPORT OF INDEPENDENT AUDITORS
KRAFT FOODS INC. and SUBSIDIARIES CONSOLIDATED BALANCE SHEETS, at December 31, (in millions of dollars)
KRAFT FOODS INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS of EARNINGS for the years ended December 31, (in millions of dollars, except per share data)
KRAFT FOODS INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS of SHAREHOLDERS' EQUITY (in millions of dollars, except per share data)
KRAFT FOODS INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS of CASH FLOWS for the years ended December 31, (in millions of dollars)
KRAFT FOODS INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS of CASH FLOWS (Continued) for the years ended December 31, (in millions of dollars)
KRAFT FOODS INC. and SUBSIDIARIES NOTES to CONSOLIDATED FINANCIAL STATEMENTS